Exhibit 99.1

Two Harbors Investment Corp.

Announces Completion of Transition to Self-Management

New York, August 17, 2020 – Two Harbors Investment Corp. (“Two Harbors” or the “Company”) (NYSE: TWO) announced today that it has completed its transition to self-management following the termination of its Management Agreement with PRCM Advisers LLC on August 14, 2020. As previously disclosed, the Company terminated the Management Agreement for “cause” in accordance with Section 15(a) of the Management Agreement. No termination fee was payable to PRCM Advisers in connection with such termination.

The Company has directly hired its strong and experienced senior management team along with the other personnel who have historically provided services to Two Harbors. The Company has also completed the transition of the functions necessary to continue to operate its business without interruption.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, mortgage servicing rights and other financial assets. Two Harbors is headquartered in Minnetonka, Minnesota. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders of Two Harbors and other interested persons may find additional information regarding the Company at the SEC’s website at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 1400, Minnetonka, MN 55305, telephone 612-453-4100.

Contact

Investors: Margaret F. Karr, Investor Relations, Two Harbors Investment Corp., 612-446-5431, margaret.karr@twoharborsinvestment.com.